SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

March 12, 2011

Date of report (Date of earliest event reported)

Petroleum Development Corporation
Exact Name of Registrant as Specified in Charter

Nevada	0-7246	95-2636730
State or Other Jurisdiction of Incorporation	Commission File Number	IRS Employer Identification Number

1775 Sherman Street, Suite 3000, Denver, CO  80203
Address of Principal Executive Offices

303-860-5800
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

No Change
Former Name or Former Address, if Changed Since Last Report

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2011 Compensation

On March 12, 2011, the Compensation Committee (“Committee”) of the Board of Directors, after a review of performance and competitive market data, finalized the following 2011 compensation matters for the Company’s current executive officers:  target Short-Term Incentive cash bonuses and Long-Term Incentive grants under the Company's 2010 Long-Term Equity Compensation Plan.

2011 Short-Term Incentive Cash Bonus Program

The Committee established 2011 compensation targets for the Short-Term Incentive cash bonus program.  The following are 2011 target percentages of base salary for the Short-Term Incentive cash bonus program.

EXECUTIVE OFFICER	TARGET

Richard W. McCullough Chairman and Chief Executive Officer	100%
Gysle R. Shellum Chief Financial Officer	65%
Barton R. Brookman Senior Vice President Exploration and Production	65%
Daniel W. Amidon General Counsel and Secretary	65%
Lance Lauck Senior Vice President Business Development	65%

The 2011 Short-Term cash bonus program provides the potential for an annual cash bonus to each of the executive officers based on both Company and personal performance.  Bonuses, as a percentage of base salary, are to be determined based on the Company’s performance of certain metrics multiplied by the executive’s target percentage above, further adjusted for individual performance as determined by the Committee. The maximum payout is no more than 200%.

The 2011 corporate metric targets are currently being finalized. The corporate performance metrics for 2011    are expected to include the following metrics used in 2010:

a)	Adjusted Cash Flow per Share – Net income plus/minus change in operating assets and liabilities.
b)	Capital Efficiency – Adjusted EBITDA divided by production divided by three years’ average finding and development cost per unit.
c)
Operating and General and Administrative Expense per Mcfe – The sum of total lease operating expense, exploration general and administrative expense and corporate general and administrative expense divided by Mcfe (mcf equivalent for gas and oil).

d)
Reserve Replacement Ratio (3 year average) – For the most recent 3 years, the sum of extensions and discoveries, revisions in previous estimates and purchase of reserves divided by the sum of production for those years.

e)	Production – Actual production volume for the year.

The corporate performance metrics will be measured as of December 31, 2011.

Mr. Lauck may be awarded an additional discretionary cash bonus related to any 2011 acquisitions, at the Committee’s sole discretion.

2011 Long-Term Incentive Compensation

The Committee also awarded three types of 2011 executive officer equity awards:  restricted stock (time-based vesting), stock-settled stock appreciation rights (“SARs”) and performance shares.  All awards were made under the Company’s 2010 Long-Term Equity Compensation Plan.  The grants of restricted stock and SARs were established with three-year ratable annual vesting on March 12 of each year with the first vesting on March 12, 2012. The receipt of any of the performance shares is contingent on the Company’s total shareholder return (TSR), which is essentially the Company’s stock price change including any dividends, as compared to the TSR of a set group of 11 peers.  The performance shares are measured over a three year period ending on December 31, 2013, and can result in a payout between 0% and 200% of the target shares below.  The 2011 equity awards were as follows:

EXECUTIVE OFFICER	RESTRICTED STOCK (TIME-BASED VESTING)	STOCK APPRECIATION RIGHTS (SARs)	PERFORMANCE SHARES (TARGET)
Richard W. McCullough	14,928	12,992	5,571
Gysle R. Shellum	5,865	5,104	2,189
Barton R. Brookman	5,865	5,104	2,189
Daniel W. Amidon	4,799	4,176	1,791
Lance Lauck	4,799	4,176	1,791

Other restrictions and conditions of the awards include:

•
Termination of any rights to unvested shares of restricted stock or SARs will result from the executive’s voluntary employment termination (other than by the executive for good reason) or employment termination by the Company for just cause.

•
Vesting of any unvested restricted stock and SARs will be accelerated in the event of termination of employment resulting from the death or disability of the executive, termination other than for cause, or voluntary termination for good reason.  The performance shares may also vest upon such event, depending on certain factors outlined in the related agreements.

Separately, the Board of Directors appointed Jeffrey C. Swoveland, a current independent director under NASDAQ listing standards, as a member of the Compensation Committee.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.  The following exhibits are being filed pursuant to Item 601 of Regulation S-K and General Instruction B2 to this Form 8-K:

Exhibit No.	Description
10.1	Form of Performance Share Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROLEUM DEVELOPMENT CORPORATION

Date:	March 17, 2011

By:	/s/Richard W. McCullough
Richard W. McCullough
Chairman and Chief Executive Officer